CONCORD DEBT HOLDINGS LLC RECEIVES $100 MILLION REVOLVING CREDIT FACILITY

      Boston, March 10/PRNewswire-FirstCall/ -- Concord Debt Holdings LLC, a joint venture debt platform owned 50% by each of Winthrop Realty Trust (NYSE:FUR) and Lexington Realty Trust (NYSE:LXP), today announced that it has entered into a $100 million secured revolving credit facility with KeyBank National Association. The credit facility enables Concord to finance existing unlevered assets as well as new assets acquired by Concord. The initial maximum borrowings under the loan are $100 million, expandable to $350 million, upon compliance with certain conditions. Borrowings under the facility will bear interest at spreads over LIBOR ranging from 1.75% to 2.25% depending on the underlying loan asset or debt security for which such borrowing is made. The facility, inclusive of extension rights, will mature in March 2011. In addition to the KeyBank revolving credit facility, Concord has modified its master repurchase agreement with Column Financial to enable it, at its election and subject to certain terms and conditions, to extend the maturity from March 2009 to March 2011.

      As result of the foregoing, approximately 91% of Concord's debt obligations are subject to financing with maturity or redemption dates, after giving effect to extensions, ranging between approximately three and nine years.

      Michael L. Ashner, the Chief Executive Officer of WRP Management LLC, the manager of Concord, stated "we believe that the current difficulties in the credit markets required us to focus our efforts on extending the duration of Concord's short term financial obligations and locking in additional acquisition financing. With the new KeyBank revolving credit facility and the recent modification to our Master Repurchase Agreement with Column, we view Concord as now well positioned to take advantage of the opportunities presented by the current debt markets. Mr. Ashner continued, "we are quite pleased with Concord's performance to date and note that all of its assets are performing in accordance with their terms other than its $44 million interest in the most senior level mezzanine loan secured by a portfolio of four office buildings in New York City owned by an entity owned and controlled by Harry Macklowe, which went into default when the loan matured in February 2008. We believe that given our position in the most senior mezzanine loan that there is more than sufficient value in the properties collateralizing this loan to enable the loan to ultimately be satisfied in full."

About Lexington Realty Trust

      Lexington Realty Trust is a real estate investment trust that owns, invests in, and manages office, industrial and retail properties net-leased to major corporations throughout the United States and provides investment advisory and asset management services to investors in the net lease area. Lexington shares are traded on the New York Stock Exchange under the symbol "LXP". Additional information about Lexington is available on-line at http://www.lxp.com or by contacting Lexington Realty Trust, Investor Relations, One Penn Plaza, Suite 4015, New York, New York 10119-4015.

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About Winthrop Realty Trust

      Winthrop Realty Trust is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts. Through its subsidiaries and joint ventures, Winthrop acquires, owns, and manages a portfolio of office, retail, and industrial properties. Additional information about Lexington is available on-line at http://www.winthropreit.com or by contacting Winthrop Realty Trust, Investor Relations, 7 Bulfinch Place, Suite 500, Boston, Massachusetts 02114.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. With the exception of the historical information contained in this news release, the matters described herein contain "forward-looking" statements that involve risk and uncertainties that may individually or collectively impact the matters herein described. Forward-looking statements, which are based on certain assumptions and describe Concord's future plans, strategies and expectations, are generally identifiable by use of the words "believes," "expects," "intends," "anticipates," "estimates," "projects" or similar expressions. Concord undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the occurrence of unanticipated events. Accordingly, there is no assurance that Concord's expectations will be realized.

For Further Information

Concord Debt Holdings LLC
Beverly Bergman
(617) 570-4600